EXHIBIT 10.1

FARMOUT AGREEMENT

This Agreement dated the 2nd  day of July, 2013

BETWEEN

BLUE WATER PETROLEUM LLC, a Montana limited liability company, having an office at 1302 – 24th Street, Suite 342, Billings, MT  59102

(hereinafter referred to as “Farmor”)

OF THE FIRST PART

AND:
DEGARO INNOVATIONS CORP., a Nevada corporation having an office in Englewood, Colorado.

(hereinafter referred to as the “Farmee” )

OF THE SECOND PART

WHEREAS, Farmor is the lessee under (i) an Oil and Gas Lease No. 14-20-0252-5163, dated May 27, 2008 and attached as Schedule D, as amended, between The Crow Tribe of Indians of the Crow Indian Reservation (the “Tribe”), as lessor, and Farmor as lessee, covering those certain lands as described on Part 1 of Schedule A (the “Crow Lease”), (ii) those certain Oil and Gas Leases, as amended, described on Schedule B attached hereto, with various allottees, as lessors, and Farmor as lessee, covering those certain lands as described on Part 2 of Schedule A (collectively the “Allottee Leases”), (iii) the H. Allen Keebler Family Trust Lease, with H. Allen Keebler Family Trust, as lessor, and Farmor as lessee, covering those certain lands as described on Part 3 of Schedule A (the “Keebler Lease”), and (iv) the Paugh Land, LLC Lease, with Paugh Land, LLC, as lessor, and Farmor as lessee, covering those certain lands as described on Part 4 of Schedule A (the “Paugh Lease”).  The Crow Lease, Allottee Leases, Keebler Lease and Paugh Lease are collectively referred to herein as the “Leases” and all of the lands described on Schedule A hereto are collectively referred to as the “Lease Lands”, represented by 12,979.28 Gross Acres, more or less; and

WHEREAS, Farmor owns 100% of the working interests in that portion of the Lease Lands with a legal description of NE/4SW/4 of Section 22, Township 5 South, Range 25 East in Big Horn County, Montana (the "Initial Site"), and has the right to earn 100% of the working interest in and to additional lands within the Lease Lands by completing certain drilling activities and achieving production as required under the Leases; and

WHEREAS, Farmee desires to earn all of Farmor’s leasehold interest in the Leases, the working interest in the Initial Site, and any future working interests earned by Farmor in and to the Lease Lands; and

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, Farmor and Farmee (either individually, a "Party," collectively, the "Parties") hereby agree as follows:

1.	Work Program and Interest Earned

(a)
Upon the execution of this Agreement, Farmor grants to Farmee, all of the rights under the Leases necessary for Farmee to complete the Work Program.  Upon the completion of the Work Program, Farmor shall assign to Farmee, pursuant to the terms of this Agreement, all of Farmor’s right, title and interest in and to the Leases, in the form attached hereto as Schedule C (“Assignment”) and dated effective as of the execution of this Agreement, subject to a reservation of the Reserved Override (the “Earned Interest”).

(b)
Farmor shall except, reserve and retain in the Assignment an overriding royalty interest in the Leases of 8% prior to Payout and 16% after Payout for each 40 acre drillsite, or portion thereof, located within the Lease Lands (“Reserved Override”).  For purposes of this Agreement, “Payout” means the point in time when Farmee has received, from the production of hydrocarbons from the wells located on the applicable 40 acre drillsite, revenues (including oil in the tanks and less all royalties, production and severance taxes) equal to the costs incurred to drill, complete, equip and operate all of the wells on the applicable 40 acre drillsite. The Reserved Override shall be applicable to all oil, gas, casinghead gas and other associated hydrocarbons produced, saved and marketed from or otherwise allocated or attributable to the Leases, free and clear of all costs and expenses of production, including, but not limited to, costs or expenses relating to gathering, transportation, storing and separating, treating, dehydration, compression or otherwise making oil, gas, casinghead gas and other associated hydrocarbons ready for sale or use, but subject to all lawfully assessed taxes against the Reserved Override. The First ARP and Second ARP payments made under Sections 1(c)(iii) and 1(d)(iii) shall be fully recoupable against the Reserved Override payments that become due and payable and all such advance royalty credits shall be fully assignable by Farmee with its interests in and to this Agreement and the Leases.

(c)	For and in consideration of the Earned Interest, Farmee shall complete the following work program obligations (“Work Program”):

i.
On or before December 31, 2013, (A) provide general working capital as required for the Operator (as defined herein) to prepare the one existing injection well and two existing production wells located on the Initial Site for production testing, run the required EPA tests, deepen the water source well and provide for general working capital requirements including but not limited to the bonus payment to the Tribe under the Crow Lease extension and further APD’s; (B) provide working capital for steam production testing of the one existing injection well and four (two currently existing) production wells located on the Initial Site, and (C) drill two additional production wells, permitted as Tribal 31122 and Tribal 41122, on the Initial Site.

ii.
On or before December 31, 2013, drill and complete two exploration wells, permitted as Tribal 10810 and Tribal 10121, to a depth not to exceed 1,500 feet, in Sections 10 and 21, Township 5 South, Range 25 East in Big Horn County, Montana.

iii.
Provide Farmor with $50,000 working capital upon signing of this Agreement (“First ARP”), which amount shall be considered an advanced royalty payment to be applied by Farmee as a credit against the Reserved Override.

Upon completion of the Work Program, Farmor shall execute and deliver the Assignment and seek the Approvals for the Assignment in accordance with Section 6(a) of this Agreement.

(d)	Upon the completion of the Work Program, Farmee shall complete the following drilling program obligations (“Drilling Program”):

i.
Drill and complete an injection well and four surrounding producing wells.  Farmee must commence drilling on or before April 30, 2014 and commence steam injection operations on the wells on or before August 31, 2014.

ii.
Drill and complete an injection well and four surrounding producing wells. Farmee must commence drilling on or before April 30, 2015 and commence steam injection operations on the wells on or before June 30, 2015.

iii.
Provide Farmor with $50,000 working capital by April 30, 2014 (“Second ARP”), which amount shall be considered an advanced royalty payment to be applied by Farmee as a credit against the Reserved Override.

(e)
If Farmee (i) elects, at its discretion, by written notice to Farmor not to complete the Work Program or the Drilling Program (collectively referred to as the “Programs”), or (ii) fails to complete the requirements of the Programs by the deadlines set forth therein (collectively the “Program Deadlines”), then Earned Interest (except as otherwise set forth herein) shall revert to Farmor, this Agreement shall terminate, and Farmor shall have no further rights or remedies with respect to Farmee’s failure to complete the Programs, provided that if Farmee completes the Work Program, then Farmee shall retain the Earned Interest with respect to the Initial Site and if Farmee has completed any drilling activities under the Drilling Program, then Farmee shall retain the Earned Interest with respect to any wells drilled under the Drilling Program.  In the event any portion of the Earned Interest reverts to Farmor as provided under this Section 1(e), Farmee shall execute and deliver any transfer or assignment documents reasonably requested by Farmor to evidence the reversion of the Earned Interest to Farmor.

(f)
Notwithstanding the foregoing, each of the Program Deadlines shall be extended by an amount, not to exceed 120 days in total, calculated by adding (i) the number of days equal to the greater of 60 days or the period spanning (x) the date on which any permits necessary for conducting the activities comprising the Programs are submitted to the appropriate governmental authority to (y) the date on which any such permits are issued, and (ii) the number of days Farmee is prevented from conducting the Programs by reason of fire, flood, weather, acts of war, shortages or unavailability of rigs, equipment or labor, or any other delays in the completion of the Programs that are outside of the control of Farmee.

2.	Additional Drilling

Farmee may elect, at its discretion, to conduct additional oil and gas drilling operations on the Lease Lands as provided under the Leases. If at any time Farmee decides not to move forward with additional oil and gas drilling operations under the Leases or misses a deadline for such oil and gas drilling operations under the Leases, Farmee shall retain its working interest under the wells drilled and spacing units earned under the Leases, as provided herein.

3.	Royalties

Farmee acknowledges that the Lease Lands are subject to royalty burdens held by third-party royalty holders totalling 20%, inclusive of the lessor’s royalty owed to the lessors, under the Leases.

4.	Operations

(a)
The operator of the Lease Lands is Summit West Oil, LLC (the “Operator”). Farmee agrees to directly fund the Operator for the amounts required to complete the Programs, subject to Farmee’s rights not to complete the Programs under Section 1(e). Farmee is hereby granted the right to remove and replace the Operator for cause, including but not limited to, the insolvency of the Operator or the failure of the Operator to remain in good standing with respect to its obligations relating to the Lease Lands, including its obligations under any applicable operating agreements.

(b)	All operations conducted pursuant to this Agreement will be in a lawful manner and in accordance with good oilfield practice.

(c)	All operations conducted by Farmee pursuant to this Agreement will be at Farmee’s individual sole cost, risk and expense.

5.	Representations and Warranties

(a)	Farmor hereby represents and warrant to Farmee, as of the date hereof, that:

i.
Authority.  Farmor (i) is a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) is duly qualified to carry on its business in the State of Montana, and (iii) has all the requisite power and authority to enter into, deliver and perform this Agreement and carry out the transactions contemplated under this Agreement.

ii.
Valid Agreement.  This Agreement constitutes the legal, valid and binding Agreement of Farmor. The execution and delivery by Farmor of this Agreement, the consummation of the transactions set forth herein and the performance by Farmor of its obligations hereunder have been duly and validly authorized by all requisite company action on the part of Farmor and will not violate, conflict with or result in any violation or breach of any provision of (i) any agreement, contract, mortgage, lease, license or other instrument to which Farmor is a party or by which Farmor or the Leases and Lease Lands are bound; (ii) any governmental franchise, license, permit or authorization or any judgment or order of judicial or governmental body applicable to Farmor, the Leases or the Lease Lands, or (iii) any law, statute, decree, rule or regulation of any jurisdiction in the United States to which Farmor, the Leases or the Lease Lands are subject.

iii.
Authorization.  This Agreement has been duly authorized, executed and delivered by Farmor.  This Agreement and all documents executed by Farmor in connection with this Agreement shall constitute legal, valid and binding obligations of Farmor, enforceable against Farmor in accordance with their terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect, as well as general principles of equity.

iv.
Lease Status and Title.  The Leases are in full force and effect and are each a valid and subsisting document covering the entire estate which they purport to cover and all royalties, rentals and other payments due under the Leases have been fully, properly and timely paid. Farmor holds 100% of the leasehold interest under the Leases, and currently holds or has the right to earn under the Leases 100% of the working interest in the Lease Lands, subject to the royalties described in Section 3, which royalties in total do not exceed 20%.

v.	Oil and Gas Operations. All wells drilled under the Leases have been drilled and (if completed) completed in material compliance with the applicable Leases and applicable law.

vi.
Prepayments and Wellhead Imbalances.  Farmor is not obligated, by virtue of a production payment, prepayment arrangement under any contract for the sale of hydrocarbons and containing a "take or pay", advance payment or similar provision, gas balancing agreement or any other arrangement to deliver hydrocarbons produced from the Lease Lands at any time after the date of this Agreement.

vii.	Taxes. All due and payable ad valorem, property, production, severance and similar taxes and assessments have been properly paid.

viii.
Brokers.  Farmor has incurred no obligation or liability, contingent or otherwise, for brokers' or finders' fees with respect for this transaction for which Farmee shall have any obligation or liability.

ix.
Suits and Claims.  No suit, action, claim, or other proceeding is now pending or, to Farmor’s knowledge, threatened before any court or governmental agency affecting the Leases or Lease Lands, and Farmor shall promptly notify Farmee of any such proceeding which arises or is threatened after the execution of this Agreement.

x.	Compliance with Law. Farmor is not in violation of any applicable law, regulations, permits or authorizations, including any environmental laws,

applicable to the Lease Lands. No notice or action alleging such violation is pending or, to Farmor’s knowledge, threatened against Farmor, the Leases or the Lease Lands.

xi.
Outstanding AFEs, Commitments, etc. Except as otherwise provided herein, there are no outstanding authorizations for expenditure, oral or written commitments or proposals to conduct operations associated with the Lease Lands.

xii.
Preferential Purchase Rights and Consents.  The Leases, the Lease Lands or associated assets, or any portion thereof, are not subject to any preferential rights to purchase, rights of first negotiation or similar rights, and the execution and delivery of this Agreement by Farmor does not, and the consummation of the transactions contemplated by this Agreement do not (with or without notice or lapse of time or both) require the consent of any third-party or governmental authority, except for the Approvals as defined in Section 6(a), or result in the acceleration of obligations under, or require a waiver, consent or notice under any contracts or permits relating to the Leases, the Lease Lands and associated assets.

(b)	The Farmee hereby represents and warrants to Farmor, as of the date hereof, that:

i.
Authority.  Farmee (i) is a corporation duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) prior to commencing the Work Program will be duly qualified to carry on business in the State of Montana, and (iii) has all the requisite power and authority to enter into, deliver and perform this Agreement and carry out the transactions contemplated under this Agreement.

ii.
Valid Agreement.  This Agreement constitutes the legal, valid and binding Agreement of Farmee. The execution and delivery by Farmee of this Agreement, the consummation of the transactions set forth herein and the performance by Farmee of its obligations hereunder have been duly and validly authorized by all requisite company action on the part of Farmee and will not violate, conflict with or result in any violation or breach of any provision of (i) any agreement, contract, mortgage, lease, license or other instrument to which Farmee is a party or by which Farmee is bound; (ii) any governmental franchise, license, permit or authorization or any judgment or order of judicial or governmental body applicable to Farmee, or (iii) any law, statute, decree, rule or regulation of any jurisdiction in the United States to which Farmee is subject.

iii.
Authorization.  This Agreement has been duly authorized, executed and delivered by Farmee.  This Agreement and all documents executed by Farmee in connection with this Agreement shall constitute legal, valid and binding obligations of Farmee, enforceable against Farmee in accordance with their terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect, as well as general principles of equity.

6.	Covenants

(a)
Upon the completion of the Work Program and at the request of Farmee, Farmor shall use its best efforts to obtain the approval of the lessors under the Leases, and the Secretary of the U.S. Bureau of Indian Affairs for this Agreement, the Assignment and the transaction contemplated hereunder, including the transfer of the Earned Interest to Farmee as provided under Section 1(a), as required under the Leases and in accordance with federal regulations (“Approvals”). Farmee shall cooperate in good faith with Farmor to make all necessary applications and filings to receive the Approvals and shall promptly provide all information and documentation in Farmee’s possession or control that may be reasonably requested by Farmor in connection with Farmor’s efforts to obtain the Approvals.

(b)
Farmor will use commercially reasonable efforts to prepare and provide Farmee with financial data, to permit Farmee to timely file its quarterly and annual reports with the Securities and Exchange Commission in accordance with Farmee’s obligations under the Securities and Exchange Act of 1934, as amended.

(c)
From and after the date of execution of this Agreement up to and until Farmee has completed the Work Program and Drilling Program or until the earlier termination of this Agreement, Farmee shall pay in a timely manner any and all delay rentals, minimum royalties, shut-ins, bonus payments or any other lease payments necessary to perpetuate the Leases, other than royalty payments on production, and shall make any filings required to maintain the Leases in full force and effect and in good standing with the lessor thereunder. Farmor shall cooperate with Farmee and facilitate (as the lessee under the Leases) the payments and filings to be made by Farmee hereunder.  Farmor shall promptly provide Farmee with copies of (i) any notices or correspondence received from the lessor under the Leases, and (ii) any operational or permitting notices or correspondence received by Farmor relating to the Lease Lands. Notwithstanding the forgoing, Farmor shall have the right, at its election, to pay any delay rentals, minimum royalties, shut-ins, bonus payments or any other lease payments necessary to perpetuate the Leases and to make any filings required to maintain the Leases, provided that in the event Farmor makes any lease payments or filings as provided hereunder, Farmee shall promptly reimburse Farmor the amount of any such payments and the costs reasonably incurred by Farmor to make any such lease filings.

(d)
Unless Farmor obtains the prior written consent of Farmee to act otherwise, Farmor shall not: (i) abandon any portion of the Leases, the Lease Lands or any of the assets related to the existing wells drilled on the Lease Lands; (ii) convey or dispose of any interests in the Leases or Lease Lands or any of the assets related to the existing wells drilled on the Lease Lands; (iv) amend or change the terms of the Leases; (v) plug or abandon any of the wells drilled on the Lease Lands; (vi) voluntarily relinquish any rights as operator in to the Lease Lands to anyone other than Farmee or such party designated as Operator by Farmee as provided hereunder; (vii)  waive, compromise or settle any claims, demands, complaints, causes of action, suits, actions, judgments, awards, recoveries, settlements, and appeals, relating to the Leases or Lease Lands; or (viii)  cause any security interest, lien or encumbrance to attach to or burden the Leases or Lease Lands.

(e)
Farmor shall take or cause to be taken all actions necessary or advisable to consummate the transactions contemplated by this Agreement and to assure that it will not be under any corporate, legal, governmental or contractual restriction that would prohibit or delay the timely consummation of such transactions hereunder.  Farmor agrees to take any and all steps reasonably requested by Farmee to assist Farmee in the development of the Lease Lands, including assisting Farmee in obtaining consents and authorizations from the lessor under the Leases and any regulatory authorities, including the U.S. Bureau of Indian Affairs, for any oil and gas development activities or project financing, proposed by Farmee.

(f)
Upon the execution of this Agreement, Farmor shall deliver to Farmee copies of all geological, geophysical, seismic, engineering and other technical data, information, maps and reports in Farmor’s possession or control relating to the Lease Lands (the “Technical Data”).  Farmor further assigns, transfers and conveys all Farmor’s right, title and interest in the Technical Data and grants to Farmee the license and right to use, distribute and disclose such Technical Data, and the content thereof at Farmee’s sole discretion.

(g)
Farmor hereby assigns, conveys and transfers to Farmee the rights and license to use the name “Blue Water Petroleum,” and all intellectual property rights and assets associated with Farmor’s business, including but not limited to, any and all rights to use the trade names, trademarks, service marks, websites and domain names currently used, reserved or owned by Farmor.  Farmee agrees to change Farmee’s name to “Blue Water Petroleum, Inc.” as soon as practical following the execution of this Agreement.

(h)
Farmor shall only use the First ARP and Second ARP payments for Farmor’s future business activity, and such payments shall not be applied to any past bills or past business activities. Upon the request of Farmee, Farmor shall provide a full accounting, including copies of supporting invoices and records, of Farmor’s use of the First ARP and Second ARP payments.

7.	Notices

All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given and to be effective on the date such communications are received by personal delivery, by nationally recognized overnight courier or three (3) business days after the date on which the same is deposited with the United States Postal Service as registered or certified mail, postage prepaid, return receipt requested, or by email communication, with a confirmation sent by registered or certified mail or overnight courier return receipt requested, addressed to the Parties at the addresses specified below or at such other address as the Party to whom the notice is sent has designated to the other Party in writing:

BLUE WATER PETROLEUM LLC
1302 – 24th Street, Suite 342

Billings, MT 59102
Attention: Benjamin Landry
Email: beynolds@gmail.com

DEGARO INNOVATIONS CORP.
6025 S. Quebec Street, Suite 100,
Centennial, CO 80111
Attention: Thomas Hynes
Email: THynes6958@aol.com

8.	Transfer of Interest

Farmor shall execute and deliver any transfer or assignment documents reasonably requested by Farmee to evidence the transfer and assignment of the Earned Interest. The interest of Farmee shall be recorded in any division orders filed with respect to producing wells on the Lease Lands.

9.	Termination

(a)	This Agreement and the transactions contemplated hereby may be terminated:

(i)	By mutual agreement of the Parties;

(ii)	As provided in Section 1(e);

(iii)
By either Party, if there has been a material breach of a covenant or agreement contained in this Agreement on the part of the other Party, or the failure of a condition, and such breach of a covenant or agreement or failure of a condition continues uncured for fifteen (15) days after written notice thereof, provided that if it shall be impracticable or impossible to remedy such breach within such fifteen (15) day period, the cure period shall be extended for an additional period reasonably necessary to remedy such failure, but subject to the condition that during the additional period, the defaulting party shall be diligently pursuing a remedy for the failure.

10.	General

(a)
The rights and obligations of the Parties hereunder will be binding and endure for the benefit of and be enforceable by each of the Parties hereto, and their respective successors and permitted assigns.

(b)
The respective obligations and liabilities of the Parties shall be separate and each Party shall be responsible only for its own obligations. It is not the purpose or intention of this Agreement to create, and this Agreement shall never be construed as creating, a joint venture, agency, mining partnership or other relationship whereby either of the Parties shall be liable for the acts or omissions of the other Party.

(c)	Should Farmee be prevented from conducting any operations contemplated by this Agreement by reason of fire, flood, weather, rig availability, act of war or application of any Federal, State, or local law, order, rule or regulation promulgated by a governmental body of competent jurisdiction then while so prevented, Farmee's obligations shall be suspended, and this Agreement shall be extended while and so long as Farmee is prevented by any such cause from conducting operations contemplated hereunder, provided that no single suspension under this Section 10(c) shall exceed 120 days. The suspension of obligations under this Section 10(c) shall run concurrently with and not duplicate any extension of the Program Deadlines provided in Section 1(f) of this Agreement. Farmee must notify Farmor of the condition under which Farmee seeks to excuse performance under this Section 10(c), setting forth in detail the circumstances pertaining to such condition and the point in time that operations ceased as a result of the condition and estimated time for resumption of the operation that has been interrupted.

(d)
This Agreement constitutes the entire Agreement between the Parties hereto and no variation of the terms hereof will be binding unless the same is contained in a written document that is signed by all of the Parties.

(e)	This Agreement shall be governed by and be construed in accordance with the laws of the State of Montana.

(f)	Time is of the essence of this Agreement.

(g)	The headings of the paragraphs of this Agreement are inserted for convenience only and do not define, limit, enlarge or alter the meanings of any paragraph or clause herein.

(h)	The Farmee and the Farmor acknowledge that they have been advised to obtain and have obtained independent legal advice.

(i)
This Agreement may be executed in two or more counterparts and delivered by electronic transmission, each of which will be deemed to be an original and all of which will constitute one agreement, effective as of the reference date given above and executed electronic copies will be deemed for all purposes under this Agreement to be valid executed copies of this Agreement.

(j)	All the monetary amounts shall be in the currency of the United States unless otherwise stated.

IN WITNESS WHEREOF each of the Parties has duly executed this Agreement to be effective as of the date first above written.

BLUE WATER PETROLEUM LLC

per: /s/ Benjamin Landry
per: /s/ Benjamin Landry

DEGARO INNOVATIONS CORP.

per: /s/ Tom Hynes
per: /s/ Tom Hynes

SCHEDULE "A"

Attached to and forming part of the Farmout Agreement dated the ___ day of June, 2013, between BLUE WATER PETROLEUM LLC and DEGARO INNOVATIONS CORP.

Description of Lease Lands

PART 1 CROW LEASE LANDS

Township 5 South Range 25 East
Section 8: All	640 acres
Section 9: N1/2, NE1/4SW1/4	360 acres
Section 10: NE1/4, E1/2NW1/4	240 acres
Section 14: W1/2	320 acres
Section 16: NW1/4, E1/2SW1/4, SE1/4	400 acres
Section 20: NE1/4, E1/2NW1/4, SW1/4NW1/4, S1/2	600 acres
Section 21: NW1/4, S1/2	480 acres
Section 21: NE1/4	160 acres
Section 22: S1/2	320 acres
Section 23: W1/2W1/2, NE1/4SW1/4	200 acres
Section 26: N1/2NE1/4SE1/4	20 acres
Section 27: NW1/4	160 acres
Section 28: NE1/4, W1/2	480 acres
Section 29: All	640 acres
Section 32: All	640 acres
Section 33: W1/2NW1/4, S1/2	400 acres
Section 35: W1/2NW1/4, SW1/4, SW1/4SE1/4	280 acres
TOTAL TRIBAL ACRES	6,340 acres more or less

PART 2 ALLOTTEE LEASE LANDS

Township 5 South Range 25 East
Section 9: NW1/4SW1/4, S1/2SW1/4, SE1/4	280 acres
Section 10: W1/2NW1/4, S1/2	400 acres
Section 15: All	640 acres
Section 16: W1/2SW1/4	80 acres
Section 17: NE1/4NE1/4, S1/2NE1/4, SE1/4NW1/4, E1/2SW1/4, SE1/4	400 acres
Section 22: N1/2	320 acres
Section 23: NW1/4NE1/4, NE1/4NW1/4, SE1/4SW1/4, SE1/4	280 acres
Section 25: All	640 acres
Section 26: N1/2N1/2, SW1/4NW1/4, SE1/4SW1/4, S1/2NE1/4SE1/4, NW1/4SE1/4, SE1/4SE1/4	340 acres
Section 27: NE1/4, SE1/4SW1/4, W1/2SE1/4	280 acres
Section 34: W1/2, S1/2SE1/4	400 acres
Section 35: E1/2NE1/4, N1/2SE1/4, SE1/4SE1/4	200 acres
Section 36: N1/2, NE1/4SE1/4	360 acres
TOTAL ALLOTTEE ACRES	4,620 acres more or less

PART 3    KEEBLER LEASE LANDS

Township 4 South, Range 25 East
Section 5: Lot 4, SW1/4NW1/4, W1/2SW1/4
Section 6: Lots 1 and 2, SE1/4NE1/4, E1/2SE1/4
Section 20: W1/2NW1/4, SE1/4NW1/4, SW1/4, plus a 2.5 acre parcel in the NW1/4SE1/4
Section 29: W1/2NW1/4

Containing 736.24 gross acres, and 548.76 net mineral acres, more or less.

PART 4    PAUGH LEASE LANDS

Township 4 South Range 25 East
Section 16: SW1/4NW1/4, NW1/4SW1/4
Section 17: S1/2NE1/4, SE1/4NW1/4, SE1/4
Section 20: S1/2NE1/4, SE1/4
Section 21: SW1/4NE1/4, NW1/4, W1/2SW1/4, Lot 5, Lot 6
Section 29: NE1/4NE1/4, W1/2NE1/4, NE1/4NW1/4, W1/2SW1/4, Lot 5, Lot 6

Containing 1,283.04 gross acres, and 601.52 net mineral acres, more or less.

SCHEDULE "B"

Attached to and forming part of the Farmout Agreement dated the ___ day of June, 2013, between BLUE WATER PETROLEUM LLC and DEGARO INNOVATIONS CORP.

Allottee Leases owned and in Farmor’s name

Contract Number	Allotment	Mineral Document
14-20-0252-5192	1874-A	202 7051921116
14-20-0252-5193	1872	202 7051931116
14-20-0252-5194	1912-A	202 7051941116
14-20-0252-5195	1873-A	202 7051951116
14-20-0252-5196	1979-B	202 7051961116
14-20-0252-5197	2094-E	202 7051971116
14-20-0252-5198	1913-C	202 7051981116
14-20-0251-5199	1908	202 7051991116
14-20-0252-5200	1900-A	202 7052001116
14-20-0252-5201	1947-B	202 7052011116
14-20-0252-5202	1946-C	202 7052021116
14-20-0252-5203	1978-A	202 7052031116
14-20-0252-5204	2093-B	202 7052041116
14-20-0252-5205	1945	202 7052051116
14-20-0252-5206	2183-B	202 7052061116
14-20-0252-5215	1910	202 7052151116

Allottee Leases owned by Farmor
(currently being transferred into Farmor’s name)

ALLOTTMENT #	ACRES
1849	120.00
1863	280.00
1874C	60.00
1877A	120.00
1888	120.00
1898A	200.00
1898B	40.00
1899C	80.00
1901C	120.00
1907	80.00
1909	120.00
1910	280.00
1911	120.00
1977A	80.00
M2129F	80.00
M2141	80.00
M2141A	240.00
M2142	160.00
M2183B	40.00
TOTAL AC	2420.00

SCHEDULE "C"

Attached to and forming part of the Farmout Agreement dated the ___ day of June, 2013, between BLUE WATER PETROLEUM LLC and DEGARO INNOVATIONS CORP.

Form of Assignment

THIS ASSIGNMENT, BILL OF SALE AND CONVEYANCE (“Assignment”), dated effective ______, 2013, at 7:00 a.m. local time where the respective Assets are located (the “Effective Time”), is to [Degaro Innovations Corp.], Nevada corporation whose address is 6025 S. Quebec Street, Suite 100, Centennial, CO 80111 (“Assignee”) from Blue Water Petroleum LLC, a Montana limited liability company, whose address is 1302 – 24th Street, Suite 342 Billings, MT  59102 (“Assignor”).

1.
This Assignment is being made pursuant to the terms of that certain Farmout Agreement dated ________, 2013 by and among Assignee and Assignor (the “Farmout Agreement”).  All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Farmout Agreement.

2.
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby sells, assigns, transfers, grants, bargains and conveys to Assignee all of Assignor’s right, title and interest in and to the following real and personal property interests (collectively, the “Assets”): (i) all oil and gas leases specifically described in Exhibit A, together with all amendments, renewals, extensions, and ratifications thereof (collectively, the “Leases”); (ii) the lands covered by the Leases or pooled or unitized therewith, including those specifically described in Exhibit B (the “Lands”); (iii) the oil, gas, casinghead gas, coal bed methane, condensate and other gaseous and liquid hydrocarbons or any combination thereof that may be produced from under the Leases (the “Hydrocarbons”); (iv) all oil, gas, water or injection wells located on or associated with the Lands, whether producing, shut-in, or temporarily abandoned, together with all of the personal property, equipment, fixtures and improvements used in connection therewith; (v) the unitization, pooling and communitization agreements, declarations, spacing orders, and the pools, units, or spacing units created thereby, relating to the properties and interests described above and to the production of Hydrocarbons, if any, attributable to said properties and interests, and the force-pooled and non-consent interests associated therewith; (vi) all surface leases, permits, rights-of-way, licenses, easements and other surface rights agreements used in connection with the interests described above; (vii) all existing contracts, operating agreements, and other contracts, agreements and instruments, insofar as they directly relate to the properties and interests described above; (viii) originals or copies of all the files, records, and data relating to the items described above.

RESERVING unto Assignor an overriding royalty interest in the Leases of 8% prior to Payout and 16% after Payout for each 40 acre drillsite, or portion thereof, located within the Lands (“Reserved Override”).  For purposes of this Agreement, “Payout” means the point in time when Assignee has received, from the production of hydrocarbons from the wells located on the applicable 40 acre drillsite, revenues (including oil in the tanks and less all royalties, production and severance taxes) equal to the costs incurred to drill, complete, equip and operate all of the wells on the applicable 40 acre drillsite. The Reserved Override shall be applicable to all oil, gas, casinghead gas and other associated hydrocarbons produced, saved and marketed from or otherwise allocated or attributable to the Leases, free and clear of all costs and expenses of production, including, but not limited to, costs or expenses relating to gathering, transportation, storing and separating, treating, dehydration, compression or otherwise making oil, gas, casinghead gas and other associated hydrocarbons ready for sale or use, but subject to all lawfully assessed taxes against the Reserved Override.  The First ARP and Second ARP payments made under the Farmout Agreement shall be fully recoupable against the Reserved Override payments that become due and payable and all such advance royalty credits shall be fully assignable by Assignee with its interests in and to the Leases.

TO HAVE AND TO HOLD the Assets unto Assignee and its successors and assigns forever together with all and singular the rights and appurtenances thereto and anywise belonging unto Assignee, its successors, assigns and legal representatives, forever.

3.	This Assignment is made subject to the following terms and conditions:

(a)
Assignor and Assignee intend that the terms of the Farmout Agreement remain separate and distinct from and not merge into the terms of this Assignment.  In the event of a conflict between the terms of the Farmout Agreement and this Assignment, the Farmout Agreement shall control.

(b)	Assignor and Assignee incorporate herein, by reference, the representations and warranties contained in the Farmout Agreement.

(c)
Assignee hereby agrees to assume, and to timely pay and perform, all duties, obligations and liabilities relating to the ownership and/or operation of the Assets after the execution and the delivery of this Assignment.

(d)
To the extent permitted by law, Assignee shall be subrogated to Assignor’s rights in and to representations, warranties and covenants given with respect to the Assets.  Assignor hereby grants and transfers to Assignee, its successors and assigns, to the extent so transferable and permitted by law, the benefit of and the right to enforce the covenants, representations and warranties, if any, which such Assignor is entitled to enforce with respect to the Assets, but only to the extent not enforced by Assignor.

(e)
The references herein to contracts, claims and other matters shall not be deemed to ratify or create any rights in third parties or merge with, modify or limit the rights of either Assignor or Assignee, as between themselves, as set forth in the Farmout Agreement or other documents executed in connection therewith.

(f)
Each party covenants and agrees to take such other action and to execute such additional instruments and documents as may be reasonably necessary or advisable to consummate the purposes contemplated by this Assignment. Assignor or Assignee may execute separate governmental form assignments of the Assets on officially approved forms, in sufficient counterparts to satisfy applicable statutory and regulatory requirements.  Those assignments shall be deemed to contain all of the exceptions, reservations, warranties, rights, titles, power and privileges set forth herein as fully as though they were set forth in each such assignment.  The interests conveyed by such separate assignments are the same, and not in addition to, the Assets conveyed herein.

(g)	This Assignment binds and inures to the benefit of Assignor and Assignee and their respective successors and assigns.

(h)	This Assignment may be executed and delivered in counterparts.

[SIGNATURE PAGE FOLLOWS.]

EXECUTED on the dates contained in the acknowledgments of this Assignment, to be effective for all purposes as of the Effective Time.

ASSIGNOR:

BLUE WATER PETROLEUM LLC

per: ___________________________
per: ___________________________

STATE OF   ________________)
               ss.
COUNTY OF _______________)

This instrument was acknowledged before me on this the ___ day of ________, 20__, by _______________________, as _______________________ of BLUE WATER PETROLEUM LLC, a Montana limited liability company, on behalf of said entity.

Witness my hand and official seal.
My commission expires:  __________

_______________________
Notary Public

ASSIGNEE:

[DEGARO INNOVATIONS CORP.]

per: ___________________________
per: ___________________________

STATE OF ________________)
               ss.
COUNTY OF ______________)

This instrument was acknowledged before me on this the ___ day of ________, 20__, by _______________________, as _______________________ of [DEGARO INNOVATIONS CORP.], a Nevada corporation, on behalf of said entity.

Witness my hand and official seal.
My commission expires:__________

_______________________
Notary Public

SCHEDULE "D"

Attached to and forming part of the Farmout Agreement dated the ___ day of June, 2013, between BLUE WATER PETROLEUM LLC and DEGARO INNOVATIONS CORP.

Oil and Gas Lease No. 14-20-0252-5163